Exhibit 99.3
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION
The following unaudited pro forma consolidated financial information is based on the separate historical financial statements of XL Group plc ("XL" or the "Company") and Catlin Group Limited ("Catlin") after giving effect to the Acquisition of Catlin by XL (the "Acquisition"), the issuance of XL ordinary shares and additional debt in connection therewith (collectively, with the Acquisition, the "Transactions"), and based upon the assumptions and adjustments described in the accompanying notes to the unaudited pro forma consolidated financial information. The unaudited pro forma consolidated income statement for the year ended December 31, 2015 is presented as if the Transactions had occurred on January 1, 2015, therefore the presentation included herein represents 12 months of activity for XL (including consolidated results beginning May 1, 2015 (the "Acquisition Date")) and 4 months of pre-Acquisition activity for Catlin. The historical consolidated financial statements have been adjusted to reflect factually supportable items that are directly attributable to the Transactions.
The preparation of the unaudited pro forma consolidated financial information and related adjustments required management to make certain assumptions and estimates. The unaudited pro forma consolidated financial information should be read together with:

•	the accompanying notes to the unaudited pro forma consolidated financial information;

•
XL’s separate audited historical consolidated financial statements and accompanying notes as of and for the year ended December 31, 2015, included in Exhibit 99.1 to our Current Report on Form 8-K filed on [July 22, 2016].

The unaudited pro forma consolidated financial information has been prepared for illustrative purposes only. The unaudited pro forma consolidated financial information is not necessarily indicative of what the results of operations actually would have been had the Acquisition been completed at the dates indicated. The unaudited pro forma consolidated financial information shown therein are not necessarily indicative of what the past results of operations of the combined company would have been nor indicative of the results of operations of the post-Acquisition periods. The unaudited pro forma consolidated financial information does not give consideration to the impact of possible revenue enhancements, expense efficiencies, strategy modifications, asset dispositions or other management actions that may be taken as a result of the Acquisition.
The unaudited pro forma consolidated financial information has been prepared using the acquisition method of accounting for business combinations under accounting principles generally accepted in the United States of America (“GAAP”). XL is the acquirer for accounting purposes.
In connection with the post-Acquisition integration of the operations of XL and Catlin, XL has incurred nonrecurring integration charges. See Item 8, Note 3(c), "Acquisitions and Disposals - Catlin Acquisition," to the Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2015.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME

(U.S. dollars in thousands, except per share amounts)	XL Year Ended December 31, 2015	Catlin Four Months Ended April 30, 2015	Adjustments		Total Result Year Ended December 31, 2015
Revenues:
Net premiums earned	$8,226,425	$1,281,476	$—		$9,507,901
Total net investment income	$872,370	$32,214	$(3,825)	(aa)	$900,759
Total net realized gains (losses) on investments, and net unrealized gains (losses) on investments, Trading - Life Funds Withheld Assets	$202,178	$69,851	$(38,178)	(bb)	$233,851
Net realized and unrealized gains (losses) on derivative instruments	53,123	(21,550)	—		31,573
Net realized and unrealized gains (losses) on life retrocession embedded derivative and derivative instruments - Life Funds Withheld Assets	(151,691)	—	—		(151,691)
Income (loss) from investment fund affiliates	73,320	—	—		73,320
Fee income and other	33,201	—	—		33,201
Total revenues	$9,308,926	$1,361,991	$(42,003)		$10,628,914
Expenses:
Net losses and loss expenses incurred	$4,766,200	$768,843	$(13,458)	(cc)	$5,521,585
Claims and policy benefits	115,997	—	—		115,997
Acquisition costs	1,317,448	266,328	4,928	(dd)	1,588,704
Operating expenses (1)	1,966,939	248,595	(56,270)	(ee)	2,159,264
Foreign exchange (gains) losses	22,504	18,241	—		40,745
Extinguishment of debt	5,592	—	—		5,592
Interest expense	205,215	4,523	11,612	(ff)	221,350
Total expenses	$8,399,895	$1,306,530	$(53,188)		$9,653,237
Income (loss) before income tax and income (loss) from operating affiliates	909,031	55,461	11,185		975,677
Income (loss) from operating affiliates	44,740	—	—		44,740
Gain on sale of operating affiliate	340,407	40,030	—		380,437
Provision (benefit) for income tax	(19,161)	16,100	1,420	(gg)	(1,641)
Net income (loss)	$1,313,339	$79,391	$9,765		$1,402,495
Non-controlling interests	106,187	—	—		106,187
Net income (loss) attributable to ordinary shareholders	$1,207,152	$79,391	$9,765		$1,296,308
Weighted average ordinary shares and ordinary shares equivalents outstanding, in thousands - basic	286,194	N/M	N/M		302,839
Weighted average ordinary shares and ordinary shares equivalents outstanding, in thousands - diluted	290,999	N/M	N/M		307,644
Earnings (loss) per ordinary share and ordinary share equivalent – basic	$4.22	N/M	N/M		$4.28
Earnings (loss) per ordinary share and ordinary share equivalent – diluted	$4.15	N/M	N/M		$4.21
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(1)	Transaction costs incurred by Catlin prior to the Acquisition Date have been excluded from Operating Expenses.

*	N/M - Not Meaningful

See accompanying notes to the unaudited pro forma consolidated financial information

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION
1. Basis of Pro Forma Presentation
The unaudited pro forma consolidated income statement for the year ended December 31, 2015 is based on the historical financial statements of XL and Catlin after giving effect to the Transactions and the assumptions and adjustments described in Note 2, "Unaudited Pro Forma and Acquisition Accounting Adjustments." It does not reflect future cost savings or future operating synergies expected to result from the Acquisition, the future costs to achieve these cost savings or operating synergies, or any future disposition of assets that may result from the integration of the operations of the two companies.
The Acquisition has been accounted for under the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”) with XL as the acquiring entity.
The unaudited pro forma information is presented solely for informational purposes and is not necessarily indicative of the consolidated results of operations that might have been achieved for the periods or dates indicated, nor is it necessarily indicative of the future results of the combined company.
2. Unaudited Pro Forma and Acquisition Accounting Adjustments
The unaudited pro forma financial information is not necessarily indicative of what the results from operations actually would have been had the Transactions been completed at the date indicated. The unaudited pro forma financial information does not give consideration to the impact of expense efficiencies, synergies, integration costs, asset dispositions, or other actions that may result from the Acquisition.
The following unaudited pro forma adjustments result from accounting for the Transactions. The descriptions related to these adjustments are as follows:
Income Statement

(U.S. dollars in thousands)		Increase (decrease) for Year Ended December 31, 2015
(aa)	Adjustment to conform presentation of net investment income		(3,825)
(bb)	Adjustment to conform presentation of net realized gains (losses) on investments		(38,178)
(cc)	Amortization of the adjustment resulting from the difference between estimated fair value and the historical carrying value of Catlin's net loss and LAE reserves		(13,458)
(dd)	Adjustment to acquisition costs		4,928
	Adjustment to eliminate amortization of Catlin’s DAC	(54,707)
	Amortization of intangible asset resulting from the adjustment of unearned premiums to the estimated fair value of profit within Catlin’s unearned premiums	59,635
(ee)	Adjustment to operating expenses		(56,270)
	Adjustment to amortize the fair value adjustment of intangible and certain other assets	8,500
	Adjustment to remove transaction costs from pro forma results	(64,770)
(ff)	Adjustment to record interest expense related to the subordinated notes issued to finance the acquisition		11,612
(gg)	Adjustment to reflect income tax effect for unaudited pro forma consolidated statement of income adjustments related to the Acquisition using the statutory tax rates of the jurisdictions, where the respective tax effects apply		1,420
The total costs and expenses relating to the Acquisition amounted to approximately $172.8 million. Of these transaction costs, $13.1 million relates to the subordinated notes' issuance costs associated with financing the Acquisition and will be deferred per guidance in ASC 805. Additionally, Catlin incurred $94.9 million of transaction costs prior to the Acquisition Date, primarily consisting of $62.9 million of certain expenses incurred as a result of the change-of-control event, which have been excluded from operating expense. The remaining transaction costs relate to bridge loan financing, professional fees, and other costs associated with the Acquisition, including legal, accounting, tax and printing fees paid to third parties. These transaction and related costs are one-time in nature and are not expected to have a continuing impact on the combined XL entity and as such are not included in the unaudited pro forma consolidated income statement for the year ended December 31, 2015.

3. Net Income Per Share
Pro forma net income per share for the year ended December 31, 2015 has been calculated using XL’s historic weighted average ordinary shares outstanding plus a prorated amount of ordinary shares issued to Catlin stockholders per the Acquisition agreement.
The following table sets forth the calculation of basic and diluted pro forma net income per share for the year ended December 31, 2015:

	Year Ended December 31, 2015
(In thousands, except per share amounts)	Basic	Diluted
Pro forma net income	$1,296,308	$1,296,308
Weighted average ordinary shares outstanding:
Historic XL	286,194	286,194
Historic XL dilutive potential ordinary shares	—	4,805
Adjusted weighted average ordinary shares outstanding	286,194	290,999
XL share issuance to Catlin shareholders (1)	16,645	16,645
Pro forma adjusted weighted average common shares outstanding	302,839	307,644
Pro forma net income per share	$4.28	$4.21
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(1)    Adjustment to give effect to shares issued to Catlin shareholders on the Acquisition Date as if the issuance had taken place at January 1, 2015.